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                                                                   EXHIBIT 10.2

                                       EMPLOYMENT AGREEMENT, dated as of March
                                       29, 1999, by and between SOURCE MEDIA,
                                       INC., a Delaware corporation
                                       ("Company"), and STEPHEN W. PALLEY (the
                                       "Employee").

                                -------------

         Company desires to engage Employee to perform services for Company, and Employee desires to perform such services, on the terms and conditions set forth below:

         NOW, THEREFORE, the parties agree as follows:


         1. EMPLOYMENT. The Company hereby employs Employee as its Chief Executive Officer, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.


         2. TERM. The term (the "Term") of employment of Employee pursuant to this Agreement shall commence on the date hereof and shall terminate on the third anniversary of the date hereof. The Term shall automatically be renewed for successive one year periods unless either party gives the other written notice to the contrary at least 90 days prior to the end of the Term or any such renewal thereof.


         3. DUTIES AND SERVICES. Employee shall devote his full time and best efforts to the business and affairs of the Company, and perform, in a competent manner, such executive and managerial functions and duties commensurate with his position as Chief Executive Officer of the Company, as the Board of Directors of the Company may reasonably prescribe from time to time. The Employee shall report directly to the Board of Directors. Employee shall also serve as a member of the Board of Directors without additional compensation. The Company shall not relocate the Employee's principal place of business outside of New York City without the written consent of the Employee.

         4. COMPENSATION.

            A. SALARY. For all services to be rendered by Employee hereunder, the Company shall pay Employee an annual base salary of $200,000. The Company shall pay Employee's salary in accordance with the Company's standard payroll practices as in effect from time to time, with appropriate deductions required by applicable laws, rules and regulations.



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            B. DISCRETIONARY BONUS. On an annual basis, the Board of Directors shall consider a bonus payment to Employee based on his performance, and the Company's results of operations. The timing and amount of any such bonus payment shall be in the sole and absolute discretion of the Board of Directors.

            C. STOCK OPTION PARTICIPATION. Employee shall receive a ten-year option to purchase 500,000 shares of the common stock, par value $.001 per share, pursuant to the Stock Option Agreement in the form attached hereto as Exhibit A.

            D. GROSS-UP FOR EXCISE TAXES. In the event that Employee receives any payment or benefit (including but not limited to payments or benefits pursuant to Section 4(c) above) (a "Payment") that is subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the Company shall pay to Employee, as soon as practicable, an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee after deduction of any excise tax on the Payment and any federal, state and local income taxes and any excise tax upon the Gross-Up Payment, shall be equal to the Payment. The determination of whether an excise tax is due and the amount of any Gross-Up Payment shall be made by an independent auditor jointly selected by the Company and Employee.


         5. EXPENSES. The Company shall reimburse Employee for all reasonable, ordinary and necessary expenses incurred on behalf of the Company by Employee. Employee shall submit to the Company an expense report and receipts or other verification of expenses to be reimbursed in accordance with the Company's standard policies.


         6. BENEFITS. Employee shall be entitled to such insurance and retirement plan benefits as are generally available to other senior management employees of the Company, pursuant to Company policy in effect from time to time, such as health insurance, disability and life insurance, and the right to participate in any retirement plans maintained by the Company.


         7. VACATION AND PERSONAL DAYS. Employee shall be entitled to twenty
(20) business days of paid vacation during each calendar year (pro-rated for 1999). Employee will also be entitled to ten (10) sick and/or personal days which may be taken as paid vacation days if not used, and two (2) floating holidays. Vacation, sick and/or personal days and floating holidays shall accrue at the beginning of each calendar year (or, upon the commencement of employment of Employee by the Company, in the case of 1999), and shall be taken in accordance with the Company's published guidelines.

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         8. TERMINATION PROVISIONS.

            A. TERMINATION FOR CAUSE. Notwithstanding the provisions of Section 2 above, the Company, on two days prior written notice, may terminate the employment of Employee for any of the following reasons (for "cause"), without the payment of any compensation to Employee, except accrued salary and vacation pay due for the period prior to the date of termination of employment.

               (i) Employee shall be convicted of a felony;

               (ii) Commission of any willful misconduct by the Employee that is materially injurious to the financial condition or business reputation of the Company, including by reason of material breach by the Employee of the provisions of this Agreement, provided that Employee has been provided written notice of such willful misconduct, which notice shall describe the willful misconduct in reasonable detail, and such willful misconduct is not cured in the reasonable and good faith judgment of the Board, within thirty (30) days of the date of the notice.

            B. TERMINATION BY COMPANY OTHER THAN FOR CAUSE, DEATH OR
DISABILITY.

               (i) If the employment of Employee is terminated by the Company other than for cause, death or disability, the Company shall pay to Employee as severance, in equal monthly installments, the remaining base salary payments that Employee would have earned if he had continued his employment throughout the Term, and an amount equal to any accrued and unpaid vacation days on the date of termination of employment. Such payments shall cease in the event Employee obtains other employment following termination of employment.

               (ii) The Company will continue life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Employee and his dependents prior to termination of his employment, except to the extent such coverage may be changed in its application to all Company employees on a nondiscriminatory basis. Such coverage shall cease when Employee obtains other employment.

            C. TERMINATION ON ACCOUNT OF DISABILITY, OR DEATH.

               (i) In the event Employee shall, during the term of this Agreement, become physically or mentally disabled so that he is unable, or can reasonably be expected to be unable, to perform his duties hereunder for a period of seventy five (75) consecutive days, or ninety (90) non-consecutive days within any twelve (12) month period, the Company shall have the right to terminate Employee's employment, provided that (a) the Company provides the Employee with not less than five (5) days prior written notice of the termination of his employment and (b) the Company makes the payments to Employee referred to in clause (ii) below. Any determination of disability shall be made by a physician selected by the Company and reasonably acceptable to the Employee.

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               (ii) In the event the Company terminates the Employee's
employment for disability as set forth in clause (i) above ("Disability Termination"), Employee shall be entitled to receive, in monthly installments, the base salary Employee would have received in the following twelve months had his employment continued for one year past the date of Disability Termination. All payments made pursuant to this paragraph shall be made in accordance with the Company's standard payroll practices as in effect from time to time, with appropriate deductions required by applicable laws, rules and regulations. In addition, the Company, at its expense, for a period of one year following the date of Disability Termination, will continue medical and dental insurance coverage substantially identical to the coverage maintained by the Company for Employee and his dependents prior to termination of employment, except to the extent such coverage may be changed in its application to all Company employees on a non-discriminatory basis.

               (iii) In the event of the death of Employee, the Company shall make the payments referred to in clause (ii) above to the estate of the Employee or his legal representative.


            D. TERMINATION BY THE EMPLOYEE.


               (i) Notwithstanding the provisions of Section 2 above, the Employee will be considered to have resigned his employment for "good reason" if (x) the Company, without the express written consent of the Employee, materially breaches this Agreement, provided that the Company has been provided written notice of such breach, which notice shall describe the breach in reasonable detail, and such breach is not cured in the reasonable and good faith judgment of the Employee within thirty (30) days of the date of the notice, or (y) the Employee resigns his employment with the Corporation within a 60-day period beginning six months after a "change of control."

               (ii) Without limitation, it shall be considered a material breach of this Agreement by the Company if the Company (i) fails to secure the Employee's election to the Board of Directors by its next regularly scheduled Annual Meeting of Stockholders, provided the Employee has delivered to the Company his written consent to serve as such prior to the mailing of the Proxy Statement relating to such meeting, or (ii) materially reduces the Employee's duties or authority (whether or not accompanied by a change of title) or diminishes his title in any way, or transfers his principal place of business outside New York City.

               (iii) In the event that the Employee resigns from his employment for good reason, the Company shall be obligated to provide the Employee with the severance payments and insurance coverage as required if the Company had terminated the Employee other than for cause pursuant to Section 8B above.

               (iv) In the event that the Employee resigns from his employment without good reason, the Company shall be obligated to provide the Employee with the payments as required if the Company had terminated the Employee for cause pursuant to Section 8A above.

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               (v) For purposes of this Agreement, "change of control" means the happening of any of the following:

               (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company, a subsidiary of the Company, a Company employee benefit plan, including any trustee of such plan acting as trustee, or United Video Satellite Group, Inc. or any of its affiliates) that is not an owner of 5% or more of the Company capital stock on the date hereof becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

               (ii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

               (iii) A proxy contest for the election of directors of the
                     Company results in the persons constituting the Board immediately prior to the initiation of such proxy contest ceasing to constitute a majority of the Board upon the conclusion of such proxy contest.


         9. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants that Employee is not subject to or a party to any agreement, contract, covenant, order or other restriction which in any way prohibits, restricts or impairs Employee's ability to enter into this Agreement and carry out his duties and obligations hereunder. Each party hereto represents and warrants to the other that (i) it has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully all of his or its obligations hereunder; and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of such party, enforceable in accordance with its terms.

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         10. NON-COMPETITION AND SECRECY.

            10.1 NO COMPETING EMPLOYMENT. For so long as Employee is employed by Company and for a period of the lesser of (i) twelve (12) months after termination of employment and (ii) the expiration of the Term (such period being referred to hereinafter as the "Restricted Period"), Employee shall not, directly or indirectly, own an interest in, manage, operate, join, control, lend money, or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or in a similar capacity, any sole proprietorship, partnership, firm, corporation or other business organization or entity that competes with the Company in any business in which it is engaged during the Term or at the time of the Employee's termination; provided, however, that nothing in this Section 10.1 shall prohibit Employee from (i) making a non-controlling and passive investment in a corporation or other entity whose shares are publicly traded; or (ii) engaging in any activity referred to above in any geographic area in which the Company is not engaged in business during the Term or at the time of the Employee's termination. The foregoing restriction shall not apply (i) in the event that the Employee is terminated without cause or resigns his employment for good reason or (ii) to the holding of a passive investment interest in a venture to develop and license the television show "Absolute Cobbler" in various media and territories throughout the world.

            10.2 NO INTERFERENCE. During the Restricted Period, Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than Company), intentionally solicit, endeavor to entice away from Company, or otherwise interfere with the relationship of Company with, any person who is employed by the Company at the time of the termination of the Employee's employment.

            10.3 SECRECY. Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee covenants and agrees with the Company that he will not at any time, except in performance of Employee's obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade with respect to the products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of its products), business plans, prospects or opportunities but shall exclude any information already in the public domain. Notwithstanding anything to the contrary herein contained, Employee's obligation to maintain the secrecy and confidentiality of the confidential information under this Section 10 shall not apply to any such confidential information which is disclosed through any means other than as a result of any act by Employee constituting a breach of this Agreement or which is required to be disclosed under applicable law.

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            10.4 EXCLUSIVE PROPERTY. Employee hereby agrees to keep all such records in connection with Employee's employment as the Company may from time to time direct, and all such records shall be the sole and exclusive property of the Company.

            10.5 INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in this Section 10 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek to obtain a temporary restraining order and/or a preliminary injunction restraining Employee from engaging in activities prohibited by this Section 10 or such other relief as may be required to specifically enforce any of the covenants in this Section 10.

         11. PARAGRAPH HEADINGS. The titles to the Sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretations of the provisions of this Agreement.

         12. NOTICES. All notices, demands and requests provided or permitted to be given pursuant to this Agreement, shall be given in writing, sent by certified mail, return receipt requested, and addressed as follows or to such other address so designated in the appropriate manner by the parties. All notices shall be deemed effective when mailed.


             Company:  Source Media, Inc.
                       5400 LBJ Parkway
                       Suite 680
                       Dallas, Texas 75240
                       Attention: Board of Directors

                       With a copy to:

                       Robert L. Winikoff, Esq.
                       Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue
                       New York, New York   10022


             Employee: Stephen Palley
                       45 East End Avenue
                       New York, New York 10004

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         13. ASSIGNMENT AND ASSUMPTION. The rights of each party under this
Agreement are personal to that party and may not be assigned, delegated or transferred to any other person, firm, corporation, or other entity without the prior written consent of the other party, except that the Company may transfer its rights under this Agreement to any Affiliate or other entity which succeeds, by contract or operation of law, to all or substantially all of the business of the Company and agrees in writing to assume the Company's obligations under this Agreement.


         14. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles of the laws of said state. The Company shall reimburse the Employee for all reasonable fees and disbursements incurred by the Employee in connection with any dispute over the enforcement of the Employee's rights under this Agreement, but only if the Employee substantially prevails in such dispute.


         15. ENTIRE AGREEMENT. This Agreement, and the stock option agreement evidencing the stock option referred to in paragraph 4C, shall constitute the entire agreement between the parties and any prior written or oral understanding or representation of any kind, or any oral communications shall not be binding upon either party except to the extent incorporated in this Agreement. This Agreement supercedes any and all prior agreements between the parties.


         16. MODIFICATION OF AGREEMENT. This Agreement can be modified only in writing and shall be binding only if executed with and under the same formality by the parties hereto or their duly authorized representatives.


         17. NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but each same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.


         18. EFFECT OF PARTIAL INVALIDITY. The invalidity or unenforceability of any provision or covenant of this Agreement shall not be deemed to affect the validity or enforceability of any other provision or covenant. In the event that any provision or covenant of this Agreement is held invalid or unenforceable, the same shall be deemed automatically modified to the minimum extent necessary to make such provision or covenant enforceable and the parties agree that the remaining provisions shall be deemed to be and to remain in full force and effect.

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         19. COUNTERPARTS. This Agreement may be executed in counterparts and all counterparts so executed shall constitute one and the same agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                       SOURCE MEDIA, INC.


                                       By: /s/ TIMOTHY P. PETERS
                                           -------------------------------------
                                           Timothy P. Peters
                                           Chairman of the Board


                                       /s/ STEPHEN W. PALLEY
                                       -----------------------------------------
                                       Stephen W. Palley

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